UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2023

PERMIAN RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(Address of Principal Executive Offices) (Zip Code)

(432) 695-4222

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On December 7, 2023, Permian Resources Corporation (NYSE: PR) (“Permian Resources”) issued a press release announcing the pricing of $500.0 million aggregate principal amount of 7.000% senior notes due 2032 (the “Notes”) of Permian Resources Operating, LLC, a Delaware limited liability company (the “Issuer”) and subsidiary of Permian Resources. The Notes were issued as additional notes pursuant to the indenture, dated as of September 12, 2023, as may be supplemented from time to time, pursuant to which the Issuer has previously issued $500.0 million aggregate principal amount of 7.000% Senior Notes due 2032 (the “Existing Notes”). The Notes will have substantially identical terms, other than the issue date and issue price, as the Existing Notes, and the Notes and the Existing Notes will be treated as a single series of securities under the Indenture and will vote together as a single class. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 8.01.	Other Events.

Purchase Agreement

On December 7, 2023, the Issuer, Permian Resources and certain of its subsidiaries (together with Permian Resources, the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc. (the “Representative”), as representative of the several initial purchasers named therein (the “Initial Purchasers”), in connection with the offering (the “Notes Offering”) of the Notes. The Issuer expects the net proceeds from the Notes Offering to be approximately $491.7 million, after deducting the Initial Purchasers’ discount and estimated offering expenses and excluding accrued interest. The Issuer intends to use the net proceeds from this offering to repay all or a portion of the amounts outstanding under its senior secured credit facility (the “credit facility”) and any remaining net proceeds for general corporate purposes.

The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes Offering is expected to close on December 13, 2023, subject to customary conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Issuer and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Issuer and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuer and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Issuer or the Guarantors having more than one year until maturity for a period of 90 days after the date of the Purchase Agreement without the prior written consent of the Representative, subject to certain exceptions.

Certain of the Initial Purchasers and their respective affiliates have provided, and may in the future provide, a variety of sales and trading, commercial and investment banking, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, certain of the Initial Purchasers and/or their affiliates are lenders under the credit facility. In particular, an affiliate of J.P. Morgan Securities LLC is the administrative agent under the credit facility. Accordingly any such Initial Purchasers and/or their affiliates may receive a portion of the net proceeds from the Notes Offering to the extent the net proceeds from the Notes Offering (if any) are used to repay amounts outstanding under the credit facility. In addition, in the ordinary course of their business activities, the Initial Purchasers and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or its affiliates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release, dated December 7, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMIAN RESOURCES CORPORATION

By:	/s/ Guy M. Oliphint
Guy M. Oliphint
Executive Vice President and Chief Financial Officer

Date:	December 11, 2023

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